                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM 8-A
                              --------------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            PARKWAY PROPERTIES, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         MARYLAND                                         74-212357
----------------------------------------    ------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

One Jackson Place, Suite 1000
188 East Capitol Street
Jackson, Mississippi                                         39201
----------------------------------------   -------------------------------------
(Address of principal executive offices)                   (Zip Code)


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to
General Instruction A.(c), check the following box.   [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to
General Instruction A.(d), check the following box.   [ ]

Securities Act registration statement file number to which this form relates:
Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

                                                Name of Each Exchange On
Title of Each Class Registered                  Which Each Class is Registered
------------------------------                  ------------------------------

Common Stock Purchase Rights                    New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: Not applicable.

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                  On September 7, 1995 the Board of Directors of The Parkway Company, predecessor to Parkway Properties, Inc. (the "Company") declared a dividend distribution of one Right for each outstanding share of Company Common Stock to stockholders of record at the close of business on September 29, 1995 pursuant to a Rights Agreement by and between the Company and Society National Bank dated as of September 7, 1995. On February 20, 2002, the Board of Directors adopted the Amended and Restated Rights Agreement by and between the Company and Computershare Investor Services, LLC, successor to Society National Bank (the "Rights Agent"), dated as of February 21, 2002 (the "Agreement"). The Agreement is attached hereto as Exhibit I and is incorporated herein by this reference. Subject to becoming exercisable as described below, each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Preferred Stock at a Purchase Price of $45.00, subject to adjustment.

                  Initially, the Rights attach to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock on the Distribution Date, which will occur on the earliest of (i) 10 days after the date of a public announcement (the "Stock Acquisition Date") that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (an "Acquiring Person"), unless otherwise excepted pursuant to the terms of the Agreement; (ii) 10 business days following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Common Stock; or (iii) 10 business days after the Board of Directors of the Company declares any person to be an "Adverse Person," as described below.

                  To declare a person to be an "Adverse Person" under the Agreement requires a determination by the Board of Directors of the Company that such person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of Common Stock which the Board determines to be substantial (which amount shall in no event be less than 15% of the shares of Common Stock then outstanding) and a determination by the Board of Directors that (i) such beneficial ownership by such person is intended to cause the Company to repurchase any of the Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interests of the Company and its stockholders would not be served by taking such action or entering into such transaction or series of transactions at that time or (ii) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of the Company (including, but not limited to, jeopardization of the status of the Company as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended, impairment of relationships with the Company's tenants, customers, lenders, providers of financial and other



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

services, or regulators or impairment of the Company's ability to maintain its competitive position).

                  Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates; (ii) new Common Stock certificates issued after September 29, 1995, will contain a legend incorporating the Agreement by reference, but existing Common Stock certificates will also incorporate the Agreement notwithstanding the absence of such a legend; and (iii) the surrender for transfer of any certificate for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

                  The Rights are not exercisable until the Distribution Date and will expire at the close of business on September 6, 2005, unless earlier redeemed by the Company as described below.

                  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

                  In the event (a "Flip-in Event") (i) (a) any Acquiring Person or Adverse Person or its affiliates or associates, merges, enters into a share exchange or otherwise combines with the Company, and the Company survives and the Common Stock remains outstanding and unchanged or (b) any person becomes an Acquiring Person or Adverse Person or (ii) during the time there is an Acquiring Person or Adverse Person, there is a reclassification of the Company's securities or a recapitalization of the Company, or any merger or consolidation of the Company with its subsidiaries or other transaction or series of transactions involving the Company or its subsidiaries, other than a transaction or transactions considered a Flip-over Event (as defined below) pursuant to the terms of the Agreement that increases by more than 1% the proportionate share of the outstanding shares of any class of securities of the Company beneficially owned by any Acquiring Person or Adverse Person, then each holder of a Right will have the right to receive upon exercise at the current purchase price, in lieu of the Series C Preferred Stock, a number of shares of Common Stock equal to (x) multiplying the purchase price by the number of one one-thousandths of a share of Series C Preferred Stock for which a Right was exercisable and (y) dividing that product by 50% of the current market price per share of Common Stock.

                  In the event (a "Flip-over Event") that, any time following the Stock Acquisition Date (i) the Company consolidates with, or merges with and into, any other person (other than a subsidiary of the Company in a transaction that otherwise complies with the terms of the Agreement) and the Company does not survive the consolidation or merger; (ii) any person (other than a subsidiary of the Company in a transaction that otherwise complies with the terms of the Agreement) consolidates with, or merges with or into, the Company, and the Company survives the consolidation or merger and, in connection with such consolidation or merger, all

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or part of the outstanding shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or (iii) the Company or its subsidiaries sells or otherwise transfers, in one transaction or a series of related transactions, assets, cash flow or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any person or persons (other than the Company or any of its subsidiaries in one or more transactions each of which otherwise complies with the terms of the Agreement) then, in each case, unless otherwise provided, (1) each holder of a Right, except as otherwise provided, has the right to receive, upon exercise at the then current purchase price, the number of shares of Common Stock of the Principal Party (as defined below) not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as equals the result obtained by (x) multiplying the purchase price by the number of one one-thousandths of a share of Series C Preferred Stock for which a Right is exercisable immediately prior to the first occurrence of a Flip-over Event (or, if a Flip-in Event has occurred prior to the first occurrence of a Flip-over Event, multiplying the number of one one-thousandths of a share of Series C Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Flip-in Event by the purchase price in effect immediately prior to such first occurrence), and dividing that product by (y) 50% of the current market price per share of the Common Stock of such Principal Party on the date of consummation of the Flip-over Event; and (2) such Principal Party will thereafter be liable for, and will assume, all the obligations and duties of the Company pursuant to the Agreement.

                  For purposes of the Agreement, "Principal Party" means (i) in the case of any transaction described in clause (i) or (ii) of the first sentence above, the person that is the issuer of any securities into which shares of Common Stock are converted in such merger or consolidation, and if no securities are so issued, the person that is the other party to such merger or consolidation; and (ii) in the case of any transaction described in clause (iii) above, the person that is the party receiving the greatest portion of the assets, cash flow or earning power transferred pursuant to such transaction or transactions; provided, however, that in any case, (1) if the common stock of such person is not at such time and has not been continuously over the preceding 12 month period registered under Section 12 of the Securities Exchange Act of 1934, as amended, and such person is a direct or indirect subsidiary of another person the common stock of which is and has been so registered, "Principal Party" shall refer to such other person; and (2) in case such person is a subsidiary of more than one person, the common stocks of two or more of which are and have been so registered, "Principal Party" refers to whichever of such persons is the issuer of the common stock having the greatest aggregate market value.

                  The Purchase Price payable, and the number of shares of Series C Preferred Stock (or the number and kind of other securities or property, as the case may be) issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series C Preferred Stock; (ii) if holders of Series C Preferred Stock are granted certain rights, options or warrants to subscribe for Series C Preferred Stock or securities convertible into Series C Preferred Stock or its equivalent, at less than the current market price of the Series C Preferred Stock; or (iii) upon the distribution to holders of the Series C Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

                  No adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. The Company is not required to issue fractional shares of Series C Preferred Stock (other than fractions that are integral multiples of one one-thousandth of a share) and Common Stock and in lieu thereof an adjustment in cash may be made based on the current market value of the Series C Preferred Stock and the Common Stock, as applicable, on the last trading date prior to the date of exercise.

                  At any time prior to the earlier of 10 business days after the Stock Acquisition Date or the final expiration date, the Board of Directors may redeem the outstanding Rights in whole, but not in part, at a redemption price of $0.001 per Right, as adjusted (the "Redemption Price"); provided, however, that any redemption after the Stock Acquisition Date must be authorized by the Board; provided further, however, that if, following the occurrence of a Stock Acquisition Date and following the expiration of the right of redemption but prior to any Flip-in Event or Flip-over Event, (i) a person who is an Acquiring Person has transferred or otherwise disposed of a number of shares of Common Stock in one transaction or series of transactions, not directly or indirectly involving the Company or any of its subsidiaries, which did not result in the occurrence of a Flip-in Event or Flip-over Event such that such person is thereafter a beneficial owner of less than 15% of the outstanding shares of Common Stock; and (ii) there are no other persons, immediately following the occurrence of the event described in clauses (i) and (ii), who are Acquiring Persons, then the right of redemption shall be reinstated and thereafter be subject to the provisions of the Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Rights will not be exercisable after the first occurrence of a Flip-in Event until such time as the Company's right of redemption hereunder has expired. The redemption of the Rights by the Company may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion or the disinterested directors in their sole discretion, as applicable, may establish. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the current market price of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board or the disinterested directors, as applicable.

                  Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be entitled to receive the Redemption Price.

                  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights to change or supplement the provisions of the Agreement in any manner which the Board deems necessary or desirable, except that, after the Distribution Date, no amendment may be effected which would adversely affect the interests of the holders of the Rights.

                  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.


ITEM 2.  EXHIBITS.

                  The securities described herein are registered pursuant to
Section 12(g) of the Act and on the New York Stock Exchange, on which other securities of the Company are registered. Accordingly, the following exhibits, required to be filed herewith in accordance with the Instructions as to Exhibits to Form 8-A, are hereby filed or incorporated by reference:

         (1) Articles Supplementary of the Company relating to the Series C Preferred Stock of the Company (filed herewith).

         (2) Articles of Incorporation of the Company (incorporated by reference to Exhibit B to the Company's Proxy Material for its 1996 Annual Meeting of Stockholders).

         (3) Amendment to the Articles of Incorporation of the Company (incorporated by reference to Appendix A to the Company's Proxy Material for its 1997 Annual Meeting of Stockholders).

         (4) Bylaws of the Company (incorporated by reference to Exhibit C to the Company's Proxy Material for its 1996 Annual Meeting of Stockholders).

         (5) Amended and Restated Rights Agreement by and between the Company and Computershare Investor Services, LLC, as Rights Agent, dated as of February 21, 2002 attached hereto as
                  EXHIBIT I.



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

                                   SIGNATURES
                                   ----------


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       PARKWAY PROPERTIES, INC.



                                       By: /s/ Steven G. Rogers
                                           ----------------------------------
                                           Steven G. Rogers
                                           President and Chief Executive Officer


DATED:   February 27, 2002

                            PARKWAY PROPERTIES, INC.

                             ARTICLES SUPPLEMENTARY


                  PARKWAY PROPERTIES, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

                  FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V, Section 3 of the Charter of the Corporation, the Board of Directors has duly reclassified 400,000 shares of the Common Stock, par value $.001 per share, of the Corporation into 400,000 shares of a class designated as Series C Preferred Stock, par value $.001 per share, of the Corporation ("Series C Preferred Stock") and has provided for the issuance of such shares.

                  SECOND: The reclassification increases the number of shares classified as Series C Preferred Stock from no shares immediately prior to the reclassification to 400,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock, par value $.001 per share, from 65,097,143 shares immediately prior to the reclassification to 64,697,143 shares immediately after the reclassification.

                  THIRD: Subject in all cases to the provisions of Article V of the Charter of the Corporation with respect to Excess Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of Series C Preferred Stock of the Corporation:

                  SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as Series C Preferred Stock and the number of shares constituting such series shall be 400,000.

                  SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

                  (a) Subject to the prior and superior rights of the holders of any shares of any class or series of Preferred Stock ranking prior and superior to the shares of Series C Preferred Stock with respect to dividends, the holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors (the "Board") out of funds legally available for that purpose, quarterly dividends payable in cash on a day (specified by the Board) in each quarterly period of each year commencing on or after January 1, 2002 but in no event later than the 15th day of each January, April, July and October or, if any such day is not a business day, on the next succeeding business day (each such date being referred to herein as a "Quarterly Dividend Payment Date") commencing after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $.01 or (b) subject to the provision for adjustment hereinafter set forth, one thousand (1,000) times the aggregate per share amount of all cash dividends, and one thousand (1,000) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of the common stock of the Corporation, par value of $.001 per share (the "Common Stock"), or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the Corporation shall at any time after September 25, 1995 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (b) The Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or



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

distribution declared thereon, which record date shall be no more than thirty
(30) days prior to the date fixed for the payment thereof.

                  SECTION 3. VOTING RIGHTS. The holders of shares of Series C Preferred Stock shall have the following voting rights:

                  (a) Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of the stockholders of the Corporation. In the event that the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (b) Except as otherwise provided herein or by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise provided herein or by law, the holders of the shares of Series C Preferred Stock shall not be entitled to vote as a separate class on any matters submitted to a vote of the stockholders.

                  (c) Except as set forth herein, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                  SECTION 4. CERTAIN RESTRICTIONS.

                  (a) Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                                    i. declare or pay dividends on, make any
other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to, the Series C Preferred Stock;

                                    ii. declare or pay dividends on, or make any
other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock and all such junior stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                                    iii. redeem or purchase or otherwise acquire
for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or

                                    iv. purchase or otherwise acquire for
consideration of any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation should, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                  SECTION 5. REACQUIRED SHARES. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Common Stock.

                  SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP.

                  (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received $.001 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series C Liquidation Preference"). Notwithstanding any provision of the Articles of Incorporation, as amended, to the contrary, following the payment of the full amount of the Series C Liquidation Preference, no additional distributions shall be made to the holders of shares of Series C Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series C Liquidation Preference by (ii) one thousand (1,000) (as appropriately adjusted as set forth in paragraph (c) of this Section to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii) immediately above being referred to as the "Adjusted Number"). Following the payment of the full amount of the Series C Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series C Preferred Stock and Common Stock, respectively, holders of Series C Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to such Preferred Stock and Common Stock, on a per share basis, respectively.

                  (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series C Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series C Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

                  (c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjusted Number in effect immediately prior to such event shall be adjusted by multiplying such Adjusted Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  SECTION 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock, securities, cash or any other property, then in any such case the shares of Series C Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one thousand (1,000) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock, or (ii) combine the outstanding Common Stock into a smaller number of shares, when in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  SECTION 8. REDEMPTION. The outstanding shares of Series C Preferred Stock, at the option of the Board, may be redeemed as a whole, but not in part, at any time, or from time to time, at a cash price per share equal to one hundred five percent (105%) of (i) the product of the Adjusted Number times the Average Market Value (as such term is hereinafter defined) of the Common Stock, plus (ii) all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid, or declared and a sum sufficient for the payment thereof set apart, without interest. The "Average Market Value" is the average of the closing sale prices of the Common Stock during the thirty
(30) day period immediately preceding the date before the redemption date on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing sale prices with respect to a share of Common Stock during such thirty (30) day period, as quoted on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value of the Common Stock as determined by the Board of Directors in good faith.

                  SECTION 9. RANKING. The Series C Preferred Stock shall rank junior to (i) the Corporation's 8.75% Series A Cumulative Redeemable Preferred Stock, $.001 par value, (ii) the Corporation's Series B Cumulative Convertible Preferred Stock, $.001 par value, and (iii) all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

                  SECTION 10. AMENDMENT. Except as otherwise provided in the Articles of Incorporation, as amended, or Bylaw, the Articles of Incorporation of the Corporation, as amended, shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect the holders of such stock adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series C Preferred Stock, voting separately as a class.

                  SECTION 11. FRACTIONAL SHARES. At the Corporation's sole discretion, Series C Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Preferred Stock.





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


                  IN WITNESS WHEREOF, PARKWAY PROPERTIES, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on __________, 2002.

WITNESS:                                  PARKWAY PROPERTIES, INC.


                                          By:
-------------------------------               ----------------------------------
Marshall A. Loeb, Secretary                   Steven G. Rogers, President


                  THE UNDERSIGNED, President of PARKWAY PROPERTIES, INC., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                          -------------------------------------
                                          Steven G. Rogers



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